Exhibit 4.4
THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of January 30, 2015, by and among the parties listed on Schedule A hereto (each an “Additional Guarantor” and collectively, the “Additional Guarantors”) and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”). Capitalized terms used in this Fifth Supplemental Indenture and not otherwise defined herein (including terms used on Exhibit A attached hereto) shall have the meanings ascribed to them in the Indenture, dated as of September 11, 2012, by and among Toll Brothers Finance Corp., Toll Brothers, Inc., as Guarantor, the other Guarantors identified therein and the Trustee (as more fully described on Exhibit A attached hereto).
RECITALS
WHEREAS, Section 4.10 of the Indenture provides that if in accordance with the provisions of the Revolving Credit Facility the Company adds, or causes to be added, any Subsidiary that was not a Guarantor at the time of execution of the Original Indenture as a guarantor under the Revolving Credit Facility, such Subsidiary shall contemporaneously become a Guarantor under the Indenture;
WHEREAS, desiring to become a Guarantor under the Indenture, each of the Additional Guarantors is executing and delivering this Fifth Supplemental Indenture; and
WHEREAS, the consent of Holders to the execution and delivery of this Fifth Supplemental Indenture is not required, and all other actions required to be taken under the Indenture with respect to this Fifth Supplemental Indenture have been taken.
NOW, THEREFORE IT IS AGREED:
Section 1.Joinder. Each Additional Guarantor agrees that by its entering into this Fifth Supplemental Indenture it hereby unconditionally guarantees all of the Issuer’s obligations under (i) the 0.5% Exchangeable Senior Notes due September 2032, (ii)  any other Securities of any Series that has the benefit of Guarantees of other Subsidiaries of the Company, and (iii) the Indenture (as it relates to all such Series) on the terms set forth in the Indenture, as if each such Additional Guarantor was a party to the Original Indenture.
Section 2.    Ratification of Indenture. This Fifth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument.
Section 3.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 4.    Successors and Assigns. All covenants and agreements in this Fifth Supplemental Indenture by each Additional Guarantor shall bind each such Additional Guarantor’s successors and assigns, whether so expressed or not.
Section 5.    Separability Clause. In case any one or more of the provisions contained in this Fifth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.    Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Fifth Supplemental Indenture is subject to the provisions of the TIA that are required to be part of this Fifth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.
Section 7.    Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
Section 8.    Role of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture.
IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first above written.

THE ADDITIONAL GUARANTORS NAMED
ON SCHEDULE A HERETO, as Guarantors

By:	/s/ Martin P. Connor
Name: Martin P. Connor
Title: Designated Officer

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[SIGNATURE PAGE TO FIFTH SUPPLEMENTAL INDENTURE
TO INDENTURE DATED AS OF SEPTEMBER 11, 2012]

SCHEDULE A

Additional Guarantors as of January 30, 2015

Toll FL XIII Limited Partnership, a Florida limited partnership
Toll MI VI Limited Partnership, a Michigan limited partnership
Toll PA XIX, L.P., a Pennsylvania limited partnership

EXHIBIT A

For purposes of this Fifth Supplemental Indenture, the term “Indenture” shall mean that certain Indenture, dated as of September 11, 2012 (the “Original Indenture”) by and among Toll Brothers Finance Corp., Toll Brothers, Inc. as Guarantor, the other Guarantors identified therein and the Trustee; (i) the First Supplemental Indenture dated as of April 30, 2013 (the “First Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such First Supplemental Indenture, affirmed their obligation as Guarantors) and the Trustee; (ii) the Second Supplemental Indenture dated as of April 30, 2014 (the “Second Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such Second Supplemental Indenture, affirmed their obligation as Guarantors) and the Trustee; (iii) the Third Supplemental Indenture dated as of July 31, 2014 (the “Third Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such Third Supplemental Indenture, affirmed their obligation as Guarantors) and the Trustee; (iv) the Fourth Supplemental Indenture dated as of October 31, 2014 (the “Fourth Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such Fourth Supplemental Indenture, affirmed their obligation as Guarantors) and the Trustee; and as may be further supplemented (including by this Fifth Supplemental Indenture) and/or amended.